CERTIFICATE OF AMENDMENT TO
                          ---------------------------
                          ARTICLES OF INCORPORATION OF
                          ----------------------------
                               REXRAY CORPORATION
                               ------------------
                             A Colorado corporation

Pursuant to 7-100-106 and part 3 of article 90 of title 7, Colorado Revised Statements (C.R.S.), the Articles of Amendment to its Articles of Incorporation are delivered to the Colorado Secretary of State for filing.


The undersigned hereby certifies as follows:

     ONE: The name of the corporation is REXRAY CORPORATION, and, that they are the President and Secretary, respectively, of REXRAY CORPORATION, a Colrado corporation.

     TWO: That, at a meeting of the Board of Directors on October 10, 2003, the Corporation approved the amendment of its articles of incoporation by adopting th following resolution:

     RESOLVED, that Article FIRST and Article FOURTH (a) of the Articles of Incorporation are amended to read as follows:

     FIRST: The name of the corporation is: CytoDyn Inc.

     FOURTH: (a) The aggregate number of shares which the corporation is authorized to issue is twenty five million (25,000,000) shares of common stock having no par value per share. Upon amendment of this Article Fourth, each outstanding two shares of common stock shall be converted to one shares of common stock. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group or groups which may hereafter be established in accordance with the Colorado Business Corporation Act.

     THREE: This amendment was approved by the required vote of shareholders at a Special Meeting of Shareholders held on October 23, 2003 in accordance with the corporation law of the state of Colorado. The total amount of outstanding shares is One Million Seven Hundred Forty Thousand (1,780,000). The number of shares voting for the amendment equaled or exceeded the vote required; that being over fifty percent (50%). The number of shares voting for the amendment was One Million Two Hundred Forty Thousand (1,240,000), shares, equaling 69.6% of all shares entitled to vote.

     FOUR: The effective date is October 23, 2003.

     FIVE: The (a) name or names, and (b) mailing address or addresses, of any one or more of the individuals who cause this document to delivered for filing, and to whom the Secretary of State may deliver notice if filing of this document is refused, are: James B. Wiegand, 16200 WCR 18E, Loveland, CO 80537.

Dated: October 27, 2003                   /s/ James B. Wiegand
                                        --------------------------------
                                        JAMES B. WIEGAND, PRESIDENT


Dated: October 27, 2003                   /s/ James B. Wiegand
                                        --------------------------------
                                        JAMES B. WIEGAND, SECRETARY


     We, the undersigned, hereby declare, under penalty of perjury, in accordance with the laws of the State of Colorado, that we are the President and Secretary of the above-referenced corporation, that we executed the above-referenced Certificate of Amendment to Articles of Incorporation, that we have personal knowledge of the information contained therein, and that the information contained therein is true and correct.

Dated: October 27, 2003                   /s/ James B. Wiegand
                                        --------------------------------
                                        JAMES B. WIEGAND, PRESIDENT


Dated: October 27, 2003                   /s/ James B. Wiegand
                                        --------------------------------
                                        JAMES B. WIEGAND, SECRETARY